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                                                                    Exhibit 99.3

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion together with our financial statements and the notes related to our financial statements, each of which can be found elsewhere in this filing.

OVERVIEW

     We began providing competitive local dialtone services to small business and residential customers in December 1996 and began offering long distance services by February 1998. In the third quarter of 1999, we began to offer high-speed data and Internet services in our Las Vegas market. During the fourth quarter of 1999, we began offering high-speed data and Internet service in all of our other markets. Currently, we have switches fully operational in Las Vegas, Atlanta, Chicago, southern Florida, and in selected areas of southern California, including Los Angeles and San Diego.

     Our 1997 revenues were generated from sales of communications services consisting primarily of local phone service, switched access billings and non-recurring charges, principally installation charges. In 1998 and 1999, long distance services also contributed to our revenue base. Local services and long distance services are generally provided and billed as a bundled offering under which customers pay a fixed amount for a package of combined local and long distance services. As a result, the portion of our revenues attributable to each kind of service is not identifiable and, therefore, we do not record or report these amounts separately.

     Our principal operating expenses consist of cost of operating revenues, selling, general and administrative expenses and depreciation and amortization expense. Cost of operating revenues consists primarily of access charges, line installation expenses, transport expenses, compensation expenses of technical personnel, long distance expenses and lease expenses for our "collocation" sites, the space we rent from the incumbent carriers for the purpose of installing our equipment to deliver our services to our customers. Selling, general and administrative expenses consist primarily of compensation expenses, advertising, provision for bad debts, professional fees and office rentals. Depreciation and amortization expense includes depreciation of switching and collocation equipment as well as general property and equipment.

     During 1998, we expanded significantly with the installation of four additional switches and the build-out of 182 additional collocation sites. During 1999, we continued this expansion with the addition of 115 collocation sites for a total of 322 at year end. As expected, both cost of operating revenues and selling, general and administrative expenses increased as many of the fixed costs of providing service in new markets are incurred before significant revenue can be generated from those markets. In addition, we incurred significant marketing costs to build our initial base of customers in our new markets.

     Building and expanding our business has required and will continue to require us to incur significant capital expenditures primarily consisting of the costs of purchasing switches, associated equipment and land for switching sites and constructing buildings or improving leased buildings to house our switching and collocation facilities. As part of our network growth strategy, we purchased and installed host switches in each of our markets while leasing the means of transporting voice and data traffic from these switches to our customers' telephones or other equipment. We believe this facilities-based strategy, while initially increasing our level of capital expenditures and operating losses, will enhance our long-term financial performance in comparison to a resale strategy.

     We have experienced operating losses and generated negative cash flow from operations since inception and expect to continue to generate negative cash flow from operations for the foreseeable future while we continue to expand our network and develop our product offerings and customer base.


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We cannot assure you that our revenue or customer base will grow or that we will be able to achieve or sustain positive cash flow from operations.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1999 VS. 1998

     Total operating revenues increased to $55.1 million for the year ended December 31, 1999 as compared to $18.2 million for the year ended December 31, 1998. The 202% increase was primarily the result of the increase in the number of lines in service. Total lines in service increased 199% from 47,744 at December 31, 1998 to 142,664 at December 31, 1999. In addition, long distance service, which was added to our product offerings in February 1998, contributed to the revenue base for the full twelve month period in 1999, but only for ten full months in 1998. Our switched access revenues, which represented 35% of our total operating revenues for the year ended December 31, 1999, increased $12.1 million or 164% from the year ended December 31, 1998 to the year ended December 31, 1999. As of December 31, 1999, 66% of our switched access receivable balances were subject to dispute. Until these disputes are resolved and our access charge receivables are collected, we cannot rely on these revenues as a source of cash flow.

     Cost of operating revenues for the year ended December 31, 1999 was $50.0 million as compared to $17.1 million for the year ended December 31, 1998. The 192% increase is due to the increased number of lines in service and installation and operational expenses associated with the expansion of our network.

     For the year ended December 31, 1999, selling, general and administrative expenses totaled $44.8 million, a 151% increase over the $17.9 million for the year ended December 31, 1998. The increase is a result of increased costs attributable to marketing and delivering our service and supporting our continued network expansion.

     For the year ended December 31, 1999, depreciation and amortization was $18.9 million as compared to $5.2 million for the year ended December 31, 1998. This increase is a result of placing additional assets in service in accordance with the planned build-out of our network.

     Gross interest expense for fiscal 1999 totaled $22.3 million, as compared to $22.2 million for fiscal 1998. Interest capitalized for the year ended December 31, 1999 increased to $4.1 million as compared to $3.2 million for the year ended December 31, 1998. The increase in interest capitalized is due to the increase in switching equipment under construction. Gross interest expense is primarily attributable to the 13% Senior Secured Notes due 2004 we issued in September 1997.

     Interest income was $7.7 million during the year ended December 31, 1999 compared to $8.8 million for the year ended December 31, 1998. The 12% decrease is a result of decreases in cash and investments during certain periods of 1999. Cash and investments have been used to purchase switching equipment, pay interest on the senior secured notes and fund operating losses.

     We incurred net losses of $69.8 million and $32.1 million for the years ended December 31, 1999 and 1998, respectively.

     For the year ended December 31, 1999, we recognized an accrued preferred stock dividend of $2.6 million, a beneficial conversion feature of $72.5 million, and an accretion of preferred stock to redemption value of $6.1 million, all as a result of the Series B and C preferred stock issued in May and December 1999, respectively.




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 LIQUIDITY AND CAPITAL RESOURCES

     Our operations require substantial capital investment for the purchase of communications equipment and the development and installation of our network. Capital expenditures were $94.1 million for the year ended December 31, 1999, $97.1 million for the year ended December 31, 1998 and $22.6 million for the year ended December 31, 1997. We expect we will continue to require substantial amounts of capital to fund the purchase of the equipment necessary to continue expanding the geographic coverage of our network in our existing markets and to develop new products and services. In addition, we expect to enter new markets during 2000.

     The substantial capital investment required to initiate services and fund our operations has exceeded our operating cash flow. This negative cash flow from operations results from the need to establish our network in anticipation of connecting revenue-generating customers. We expect to continue recording negative cash flow from operations because of our network expansion activities. We cannot assure you we will attain break-even cash flow from operations in subsequent periods.

     We expect our available cash and the proceeds of a senior note offering in March 2000 should be adequate to fund our operating losses and planned capital expenditures, as currently projected, over the next several years. If these resources are not sufficient, management intends to consider alternate forms of financing or to delay or modify some of our expansion plans.


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     We continually evaluate our capital expenditure plan in light of developments in the telecommunications industry and market acceptance of our service offerings. As a result of this evaluation, we may decide to accelerate or expand our capital expenditure plan. We might also expand through acquisitions. To fund an accelerated or expanded capital expenditure plan or acquisitions, we would likely issue additional debt or equity securities. We cannot assure you we would be successful in raising additional capital on terms acceptable to us or at all.

     Depending on market conditions, we may raise additional capital at any time, including obtaining a bank facility. However, we cannot assure you that we will be successful in obtaining additional debt or equity financing or in obtaining a bank facility on terms acceptable to us, if at all. The indentures governing the Notes and the 13% Senior Secured Notes due 2004 and the terms of our preferred stock impose restrictions upon our ability to incur additional debt or issue preferred stock.

     From our inception through September 1997, we raised approximately $17.8 million from private sales of common stock.

     In September 1997, we completed a $160.0 million offering of our 13% Senior Secured Notes due 2004 and warrants to purchase 862,923 shares of common stock after giving effect to anti-dilution adjustments. At the closing of the sale of the Senior Secured Notes, we used approximately $56.8 million of the net proceeds from the sale of the Senior Secured Notes to purchase a portfolio of securities that has been pledged as security to cover the first six interest payments on the Senior Secured Notes. In addition, we have granted the holders of the Senior Secured Notes a security interest in a significant portion of our communications equipment.

     In November 1997 and January 1998, we issued an aggregate of 6,571,427 shares of Series A convertible preferred stock at $3.50 per share for net proceeds of $21.6 million.

     We completed our initial public offering of common stock on May 15, 1998. We sold a total of 4,025,000 shares of our common stock to the public and received net proceeds of $63.0 million. In connection with the initial public offering of our common stock, we reduced the number of authorized and outstanding shares of our common stock by 40%. Our outstanding shares of Series A convertible preferred stock were converted into 3,942,856 shares of common stock upon our initial public offering.

     In May 1999, we issued 5,277,779 shares of Series B convertible preferred stock at $9.00 per share for net proceeds of approximately $46.7 million.

     In July 1999, we issued 5,000,000 shares of common stock and received net proceeds, after expenses, of approximately $118.1 million. In the offering, existing stockholders sold an additional 587,695 shares of common stock for which we did not receive any proceeds.

     In December 1999, we sold 1,250,000 shares of Series C convertible preferred stock at $28.00 per share for a total consideration of $35.0 million. Of the total consideration, $4.9 million was paid by an interest bearing promissory note due in March 2000. We received full payment on the note in February 2000.

     In February 2000, we issued 6,163,709 shares of common stock at $54.00 per share for gross proceeds of approximately $332.8 million. We also issued 4,140,000 shares of Series D convertible preferred stock at $50.00 per share for gross proceeds of approximately $207.0 million. The Series D convertible preferred stock may be converted into common stock on a one-to-one basis.

     As of December 31, 1999, we had outstanding receivables of approximately $10.9 million attributable to access charges billed to AT&T, Sprint and other long distance carriers. AT&T and Sprint refused to pay the full amount of the access charges billed to them. We have since settled our dispute with AT&T; however, our dispute with Sprint has yet to be resolved. Of our outstanding access charge receivables as of December 31, 1999, 66% remains in dispute. Our failure to collect from these long distance carriers could have a material impact on our financial condition.